EXHBIT B-4


                              WOLF CREEK
                  GENERAL SUPPORT SERVICES AGREEMENT


      This Wolf Creek General Support Service Agreement is made and entered into this 1 day of JANUARY , 198 7 , by and between Kansas Gas and Electric Company (hereinafter referred to as "KG&E") and Kansas City Power & Light Company (hereinafter referred to as "KCPL") and Kansas Electric Power Cooperative, Inc. (hereinafter referred to as "KEPCo").

     WITNESSETH:

       WHEREAS,   KG&E,  KCPL  AND  KEPCo  (hereinafter   referred   to
collectively as "Owners" and individually as "Owner") each own as tenant in common with the others, an undivided interest in the Wolf Creek Generating Station (hereinafter referred to as the "Station") and

      WHEREAS, the Owners agreed to establish Wolf Creek Nuclear Operating Corporation (hereinafter referred to as "WCNOC") to serve as the Operating Agent for the Station and the duties and responsibilities of WCNOC and the Owners are set out in the Wolf Creek Generating Station Operating Agreement among Kansas Gas and Electric Company, Kansas City Power & Light Company, Kansas Electric Power Cooperative, Inc., and Wolf Creek Nuclear Operating Corporation dated April 15, 1986, and

      WHEREAS, the Owners recognize that certain services relating to Station facilities can more economically be provided by the Owners; and

     WHEREAS, the Owners are willing to perform such services on behalf of themselves and the other Owners.

      NOW, THEREFORE, in consideration of these premises, the parties hereto do hereby agree as follows:

     1. WCNOC is authorized to issue from time to time to the Owners a request to bid upon the furnishing of services and/or materials to WCNOC whether for a specific service or services of an ongoing nature. Upon evaluation of the responses to such request, WCNOC may then issue to the successful bidding Owner an Owner Work Order (hereinafter referred to as "OWO"). The OWO shall, among other things, contain a detailed description of the services and/or materials

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           to  be  provided and the labor and material rates and costs, and  shall be signed by authorized representatives of  WCNOC
           and  the  successful  bidding  Owner.   Each  OWO  shall  be
           considered   a   supplement  to  this   agreement   and   is
           incorporated herein by reference.

     2. The Owner shall perform those services identified in the OWO on behalf of itself and the other Owners at the rates and charges set forth in Exhibits A-1 through A-3 and any successors thereto. These rates and charges shall be determined in accordance with sound accounting practices, shall include reasonable and appropriate indirect costs, including overheads, and shall be determined without profit to the Owner. The rates and charges set forth in Exhibits A-1 through A-3 shall be in effect from January 1, 1987 through December 31, 1987. The rates and charges shall be adjusted on an annual basis upon the mutual agreement of the Controllers of each Owner with the first adjustment being effective January 1, 1988.

     3. Except as WCNOC and the Owner providing such service under the OWO may otherwise agree, WCNOC shall be responsible for determining the procedures to be followed relative to the furnishing of such assistance and for making any reports to governmental authorities, except as prohibited or required by Title 10 of the Code of Federal Regulations or any other applicable governmental regulations or laws.

     4. Each Owner, on a monthly basis, shall furnish the other Owners with a detailed statement of all costs and expenses paid or incurred by that Owner in connection with the services enumerated in each OWO issued to it for which it has performed work during that billing month. Statements for costs and expenses shall be addressed to:

           Kansas Gas and Electric Company
           P.O. Box 208
           Wichita, Kansas 67201
           Attention:     Vice President-Nuclear

           Kansas City Power & Light Company
           1330 Baltimore Avenue
           Kansas City, Missouri 64141
           Attention:     Senior Vice President
                          System Power Operations

           Kansas Electric Power Cooperative, Inc.
           P.O. Box 4877
           Topeka, Kansas 66604
           Attention:     Executive Vice President

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           Statements  for costs and expenses shall also  be  forwarded to WCNOC at the following address for verification:

           Wolf Creek Nuclear Operating Corporation
           P.O. Box 411
           Burlington, Kansas 66839
           Attention:  Purchasing

           The Owner receiving services shall make payment within thirty days after receipt of the bill.

     5. If the services are to be performed by employees of an Owner at a location different from their regular place of employment, the services shall be deemed to commence when the employee begins preparation to depart from his regular work location to perform the services requested. The services shall be deemed to have terminated when the employee has returned to his regular work location.

     6.    All  time  sheets  and work records pertaining  to  services performed  under  this agreement shall be retained  by  each
           Owner at least as long as required by the Federal Energy Regulatory Commission Regulations To Govern The Preservation of Records of Public Utilities and Licensees. Each Owner will, during normal working hours and upon reasonable notice, make available as appropriate, all such time sheets and work records, to appropriate personnel of the Owners and WCNOC upon written request by the Owners and WCNOC. The Owners acknowledge that for obligations which may arise under the terms of this agreement, the Owners shall be severally, but not jointly, liable in proportion to their ownership shares in the Station.

     7. Each Owner hereby expressly waives (on behalf of itself and its successors and assigns and anyone claiming an interest on behalf of or through it) any right it may have to recover for any cause (including negligence) from any Owner and its employees for any losses, damages, liabilities, penalties, fines, claims or expenses which may occur in connection with or arise out of the services performed under this Agreement. Each Owner shall indemnify and hold each Owner and its employees harmless from claims asserted by third parties (including claims asserted by other Owners) for losses, damages, liabilities, penalties, fines, claims or expenses which may occur in

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           connection with or arise out of the services performed under
	   this   agreement  even   if such   services were negligently
           performed. Provided, however, that nothing in this section shall relieve any Owner of any of its duties or obligations under Section 6.4 of the Wolf Creek Generating Station Ownership Agreement, dated as of December 28, 1981, and under Section 8.3 of the Wolf Creek Generating Station Operating Agreement dated April 15, 1986.

     8. This Agreement shall become effective upon its execution but shall not become operative until (a) each of the Owners and WCNOC shall have obtained any and all authorizations from governmental bodies having jurisdiction over it (or them) necessary for the transfer of responsibility of the Station from KG&E to WCNOC or (b) 12:01 a.m. January 1, 1987, whichever shall last occur.

     9. EXCEPT AS SPECIFICALLY SET FORTH IN THE AGREEMENT, EACH OWNER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED,
           WITH RESPECT TO THE GOODS AND/OR SERVICES PROVIDED HEREUNDER, AND EXPRESSLY MAKES NO WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

     10. The failure of any Owner at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party thereafter to enforce the same, nor shall the waiver by either party to any breach of any provision of this agreement by the other party be taken or held to be a waiver by such party of any succeeding breach of such provision or a waiver of the provision itself, nor shall such waiver affect the enforceability of any other provision in this Agreement.

     11. In the event any provision of this Agreement or the application thereto to any person or circumstance shall be held to be invalid under any final decision by a court having jurisdiction in the premises, the remainder of the agreement and its application to persons or circumstances, other than those to which it was held invalid, shall not be affected thereby.

     12.   The   validity,  interpretation,  and  performance  of   the
           agreement and each of its provisions shall be governed by the laws of the State of Kansas.

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     13.   This  Agreement  shall be for an initial term  of  one  year beginning January 1, 1987, and from year to year thereafter until terminated. Each party, upon ninety (90) days prior written notice to the other party may terminate this agreement at the expiration date of any successive one year
           term.   Such  termination shall not  affect  any  obligation
           incurred hereunder prior to the effective date of such notice, which obligation arises out of events occurring prior to that date.

     14. This agreement contains the entire agreement among the Owners and no amendment, modification or supplement hereto shall be binding unless in writing.

     15. This agreement shall not be assigned by any Owner without the prior written consent of the other Owners.

      IN WITNESS WHEREOF the Owners have caused this Agreement to be executed by duly authorized officers as of the day and year first written above.

ATTEST:                     KANSAS GAS AND ELECTRIC COMPANY

/s/ Richard D. Terrell      By /s/ Glenn L. Koester
Secretary                   Vice President-Nuclear


ATTEST:                     KANSAS CITY POWER & LIGHT COMPANY

/s/ Jeanie Sell Latz        By /s/ J. M. Evans
Secretary                   Senior Vice President-System Power
                            Operations



ATTEST:                     KANSAS ELECTRIC POWER COOPERATIVE, INC.

/s/ R. D. Speece            By /s/ Alvin L. Zwick
Secretary                   Alvin L. Zwick, President



      WCNOC acknowledges receipt of a copy of the above agreement, and consents to the provisions applicable to it.

ATTEST:                     WOLF CREEK NUCLEAR OPERATING CORPORATION

/s/ Warren B. Wood          By /s/ B. D. Withers
Secretary                   President

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                              EXHIBIT A-1

             RATES FOR GENERAL SUPPORT SERVICES AGREEMENT

                                 KG&E

The rates for General Support Services to be provided by KG&E are set out below and shall be adjusted by the Controllers of the Owners quarterly.

KG&E labor shall be billed at actual labor rates.

Fringe benefit costs shall be billed at 19% of the labor cost.

Service overhead costs shall be billed at 12.98% of the labor costs.

Materials shall be billed at cost plus 17% for purchasing and stores overheads.

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                              EXHIBIT A-2

             RATES FOR GENERAL SUPPORT SERVICES AGREEMENT

                                 KCPL


The rates for General Support Services to be provided by KCPL are set out below and shall be adjusted by the Controllers of the Owners quarterly.

KCPL labor shall be billed at actual labor rates.

Fringe benefit costs shall be billed at 18.8% of the labor cost.

Service overhead costs shall be billed at 21.3% of the labor costs.

Materials shall be billed at cost plus 25% for purchasing and stores overheads.

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                              EXHIBIT A-3

             RATES FOR GENERAL SUPPORT SERVICES AGREEMENT

                                 KEPCO


The rates for General Support Services to be provided by KEPCO are set out below and shall be adjusted by the Controllers of the Owners quarterly.

KEPCo labor shall be billed at actual labor rates.

Fringe benefit costs shall be billed at 33.58% of the labor cost.

Service overhead costs shall be billed at 18.14% of the labor costs.